TEXAS-NEW MEXICO POWER COMPANY

                              TERMS AND CONDITIONS
                       FOR PURCHASE OF CAPACITY AND ENERGY
                                      FROM
                            UNION CARBIDE CORPORATION

                                DECEMBER 30, 1994


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                                TABLE OF CONTENTS

         I.       RECITALS                                       04
         II.      DEFINITIONS                                    04
         III.     SALE AND PURCHASE OF ENERGY AND CAPACITY       09
         IV.      STATUTORY OR REGULATORY CHANGES                10
         V.       PRE-OPERATION PERIOD                           14
         VI.      EFFECTIVE DATE, TERM AND TERMINATION           18
         Vii.     DEFAULT                                        20
         Viii.    REPRESENTATIONS, WARRANTIES AND
                  AGREEMENT OF THE PARTIES                       20
         IX.      CONTROL AND OPERATION OF QUALIFYING
         X.       INTERCONNECTION AND SPECIAL FACILITIES         26
         XI.      METERING                                       29
         XII.     PAYMENT AND BILLING                            31
         XIII.    INSURANCE                                      33
         XIV.     LIABILITY, NONCOMPLIANCE AND GUARANTEES        34
         XV.      TAXES                                          36
         XVI.     CHOICE OF LAW                                  36
         XVII.    MISCELLANEOUS PROVISIONS                       37
         XVIII.   NOTICES                                        39
         XIX.     STANDBY POWER                                  39
         XX.      FORCE MAJEURE                                  41
         XXI.     ENTIRETY                                       43
         XXII.    AMENDMENTS                                     44
         XXIII.   COUNTERPARTS                                   44
         XXIV.    REMEDIES CUMULATIVE AND CONCURRENT             44
         XXV.     SIGNATURE CLAUSE                               45

                                   APPENDICES

  Appendix A        Interconnection Cost
                    ..........................................Study

  Appendix B        One Line Diagram

  Appendix C        Safety Requirements

  Appendix D        Operating Agreement



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                               PURCHASE AGREEMENT

Union Carbide Corporation ("UCC") and Texas-New Mexico Power Company ("TNP") agree as follows:

I.   RECITAL

     1.1 This Agreement describes the terms, conditions and prices applicable to Energy and Capacity sold and delivered by UCC to TNP from the Qualifying Facility, as provided for by the PUCT, the FERC and PURPA.
          1.2 UCC desires to construct, own, operate and control a generation facility that meets the qualifying facility requirements established by the FERC rules (18 C.F.R. 292 et seq.) implementing PURPA, and desires to generate electric energy and sell energy and capacity produced by the Facility to TNP. 1.3 TNP agrees to purchase Energy delivered and Capacity made available from UCC's Qualifying Facility to TNP subject to the terms of this Agreement.

II.  DEFINITIONS

     2.1 "Agreement" - This document, including any appendices attached hereto, as may be amended from time to time.

     2.2 "Capacity Factor" - The ratio, expressed as a percentage, of the (i) total amount of Energy up to Contract Capacity that UCC was able to deliver to TNP at the Point of Delivery during a calendar year and divided by (ii) the number of clock hours for such period multiplied by Contract Capacity.

     2.3 "Commercial Operations" - The period of time commencing on the first day following the date on which TNP received written notice from UCC that all start-up and testing operations are complete and the Facility is able to operate at or above Contract Capacity and continuing until termination of this Agreement, provided however, if Commercial Operations commence on a day other than the first day of a calendar month, the compensation provisions and delivery requirements hereunder shall be adjusted by mutual agreement of the parties.

     2.4 "Contract Capacity" or "Capacity" - The electrical capacity indicated in Section 3.1 which UCC shall deliver and TNP shall receive in accordance with the terms of this Agreement.

     2.5 "Emergency" - A condition or situation which in the sole judgment of either TNP, SWPP or ERCOT affects or will affect TNP's ability, or the ability of any member of ERCOT, SWPP, or any other applicable groups, to maintain safe, adequate and continuous electric service.

     2.6  "Energy"  -  The  electrical  energy,   expressed  in  kilowatt-hours,
          indicated in Section 3.1 which UCC's Qualifying Facility shall deliver and TNP shall receive in accordance with the terms of this Agreement.

     2.7 "ERCOT" - The Electric Reliability Council of Texas, including any successor thereto and subdivision thereof.

     2.8 "FERC" - The Federal Energy Regulatory commission or any successor thereto.

     2.9 "Forced outage" - Any outage that fully or partially curtails the electric output of the Facility, other than an outage caused by a force majeure event as defined in Section XX or a Scheduled Maintenance.

     2.10 "Heat-Rate"  - The  number  of  BTU's  required  to  produce  one  (1)
          kilowatt-hour of Energy, determined in accordance with standard practice in the utility industry.

     2.11 "Interconnection Costs" - Reasonable costs of connection, switching, metering, transmission, distribution, safety provisions, engineering, administrative costs and taxes incurred by TNP as described in Exhibit A directly related to the installation of the physical facilities necessary to permit interconnected operations with UCC's Qualifying Facility, to the extent that such costs are in excess of the corresponding costs that TNP would have incurred if it had not engaged in interconnected operations with the Qualifying Facility, but instead generated an equivalent amount of capacity and energy itself or purchased an equivalent amount of capacity and energy from other sources.

     2.12 "Interconnection Facilities" All machinery, equipment, and fixtures required to be installed or retained in service solely to interconnect and deliver capacity and Energy from UCC's Qualifying Facility to TNP's electrical system, including, but not limited to, connection, transformation, switching, metering, relaying, line and safety equipment and shall include all necessary additions to, and/or reinforcements of TNP'S system as described in Exhibit A attached hereto and incorporated herein by reference.

     2.13 "Internal Usage Energy", or "Internal Usage Capacity" - the energy or capacity that UCC is purchasing from TNP under the Power Sales Agreement.

     2.14 "KW" or "kw" - One Kilowatt (1000 watts) of electricity.

     2.15 "KWH" or "kwh" - One kilowatt-hour of electricity.

     2.16 "MWH" or ""mwh" - One thousand kilowatt-hours of electricity.

     2.17 "Off-Peak Billing Month" - Any calendar month without On Peak Hours.

     2.18 "Off-Peak Hours" - All hours of the year not designated as On Peak Hours.

     2.19 "On Peak Billing Month" Any calendar month with On Peak Hours.

     2.20 "On Peak Hours - From 9 a.m. to 10 p.m. -each Monday through Friday starting on May 15 and continuing through October 15 each year. Labor Day and Independence Day (July 4) shall not be considered on Peak. If July 4th occurs on Sunday then the following Monday shall not be considered On Peak.

     2.21 "Point of Delivery" or "POD" - The geographical and physical location as shown on the attached Appendix B at which the Qualifying Facility and the Interconnection Facilities are to be located. UCC will furnish, install, own, and maintain the UCC-TNP tie lines including conductors, dead-ends, hardware and connectors up to the TNP furnished ball and socket dead-end insulators and the jaw end connector pads of TNP's line disconnect switches. TNP will furnish, install, own, and maintain the arrester leads that connect to the TNP end of the UCC tie lines.

     2.22 "PUCT" - The Public Utility Commission of Texas or any successor thereto.

     2.23 "PURA" Public Utility Act as amended as of September 1, 1987.

     2.24 "PURPA" Public Utility Regulatory Policies Act of 1978, as amended.

     2.25 "Qualifying Facility" or "Facility" or "Q.F." UCC's Texas City cogeneration facility which meets the criteria for a qualifying facility as presently set forth in Subpart B of Paragraph 292, Subchapter k, Chapter 1, Title 18 of the Code of Federal Regulations.

     2.26 "Reserve Margin" - The difference between (i) TNP's net generating station capability, plus firm capability obtained from third parties by contract, including, without limitation, firm power contracts with utilities, small power producers, other qualifying facilities, and the Qualifying Facility and (ii) TNP's net peak load requirement.

     2.27 "Power Sales Agreement" - The Agreement dated December 30, 1994 whereby UCC agrees to purchase its electrical energy requirements for its facilities located at or near Texas City, Texas from TNP.

     2.28 "Scheduled Maintenance" - Periodical period of time when curtailment of the electric output of the Facility is due to inspection or maintenance in accordance with an advance schedule.

     2.29 "Special Facilities" All equipment and facilities other than those defined as Interconnection Facilities which are furnished by TNP and are necessary to economically, reliably and safely integrate the Qualifying Facility into TNP's electrical system.

     2.30 Suspension - Suspension of the obligation of TNP to interconnect with or make power deliveries for or on behalf of UCC.

     2.31 "SWPP" - The Southwest Power Pool, including any successor thereto and subdivision thereof.

     2.32 Termination - Termination of this Agreement and the rights and obligations of the parties under this Agreement, except as otherwise provided for in this Agreement.

III. SALE AND PURCHASE OF ENERGY AND CAPACITY

     3.1  UCC will  supply and sell and TNP will take and pay for (i) Energy and
          (ii) Contract Capacity in the amount of 60 MW, subject to the following: 1. UCC shall not be required to furnish Energy in excess of 70 MW, except as otherwise provided for herein; and 2. TNP shall not be required to take or pay for Contract Capacity or Energy it refuses to take pursuant to Section IX of this Agreement, and 3. Without the prior authorization of TNP, UCC shall not supply, nor be entitled to compen-sationfor deliveries of Energy at an instantaneous rate in excess of 70 MW. 4. UCC will endeavor to maintain a Capacity Factor greater than or equal to 90%. If the Capacity Factor falls below 85% UCC and TNP will renegotiate in good faith the Agreement. 5. Either party has the right to change the Contract Capacity if both parties agree to the change. This will be negotiated in good faith between the Parties.

     3.2. UCC shall at any time, upon TNP's request, increase deliveries of Energy up to a maximum rate of delivery equal to 70 MW except to the extent that output of the Facility is unavailable because of Forced Outage or Schedule Maintenance or that UCC would be required to operate in an inefficient manner.

     3.3 UCC's supply will be three (3) phase, four, (4) wire alternating current at approximately 60 hertz and approximately 138,000 volts unless TNP specifically approves otherwise, in writing.

IV.  STATUTORY OR REGULATORY CHANGES

     4.1 If during the term hereof statutory or regulatory requirements change (including, without limitation, legislative, administrative or judicial changes, interpretations or reinterpretations, whether involving TNP's participation or not) in such a way as to prevent TNP from accepting and paying for electric energy tendered from qualifying facilities, then TNP shall have the right, upon ninety (90) days' written notice and good faith negotiations, to reduce, limit or modify its purchases and takes of Energy delivered hereunder to the, same extent required by such change in statutory or regulatory requirements. In such event, UCC shall have no further obligation to supply or sell to TNP any energy at a rate in excess of Contract Capacity to the same extent as TNP shall have reduced, limited, modified or eliminated its purchase and take obligations hereunder, and UCC may at its option-,i supply or sell all- or any part of such energy to any lawful purchaser to the full extent permitted by applicable law, or may upon thirty (30) days written notice to TNP terminate this Agreement without further obligations or liability.

     4.2 Nothing in this Agreement shall limit UCC or TNP's right to petition in good faith FERC, PUCT, or other agency of competent jurisdiction for such rules, orders or other relief as such agency may issue with respect to TNP's right to reduce or otherwise dispatch Energy deliveries hereunder, and any required changes lawfully ordered by such agency shall apply to this Agreement. Prior to initiating a petition under this Section, the petitioner shall give the other party advance written notice of its intent, and shall provide the other party a copy of its filing when made with the appropriate regulatory authority.

     4.3 This Agreement has been entered into in accordance with relevant rules of the PUCT currently in force; however, if any federal, state or municipal government or regulatory authority, including without limitation the PUCT, should for any reason enter an order modifying its rule or TNP's tariff, or take any action whatsoever, having the effect of disallowing TNP recovery in its rates, fuel cost recovery factor, purchased power cost recovery factor, or otherwise, of all or any portion of the cost of purchases hereunder (except where such disallowance is due to TNP's failure to seek recovery or comply with procedural requirements governing recovery of such costs) TNP may, at its option, suspend any affected portion(s) of the payment obligation hereunder pending approval of a superseding order, modified rules or tariff for TNP, or other action that would permit timely recovery of such costs. During such suspension, UCC may make any lawful disposition it elects of the Energy and Capacity for which payment has been suspended to the full extent permitted by applicable law, and TNP will transmit, at UCC's request, such Energy and Capacity to such other lawful purchaser under reasonable terms and conditions to be agreed upon by the parties in accordance with any applicable rules and regulations; except that TNP shall not be required to transmit such Energy and Capacity, if in TNP's good faith judgment, UCC's equipment and facilities are not sufficient to protect TNP's system, employees or customers from damage or injury arising out of such transmission. TNP and UCC obligate themselves to all good faith efforts necessary to expedite the establishment, if possible, of such superseding order, approval of modified rules or tariffs, or other action so as to allow the earliest possible resumption of full payment, or failing that, adjusted payments hereunder should any such government or regulatory action denying recovery hereunder become final and unappealable:

          1. UCC shall indemnify (TNP) including interest at the rate announced from time to time by Texas Commerce Bank N.A. at its prime rate to the extent of any prior payments for Energy and/or Capacity made to UCC for energy in excess of UCC's Internal Usage, the recovery of which is prevented by such government or regulatory action; and

          2. TNP may, at its option, upon at least fourteen (14) days prior written notice to UCC, and within thirty (30) days following the date on which such government or regulatory action hereunder becomes final and unappealable, (i) reduce UCC's deliveries hereunder to a level that will allow TNP complete recovery of the cost thereof, or (ii) terminate this Agreement in whole or in part. TNP's option to terminate does not relieve UCC of the responsibility to repay TNP pursuant to paragraph

          4.3.1. This section 4.3 shall survive termination of this Agreement for a period of two (2) years after the effective day of termination.

     4.4 TNP and UCC recognize that TNP's decision to purchase Contract Capacity hereunder is based on and limited by TNP's electric system capacity requirements and capacity expansion plan(s), as approved by the PUCT pursuant to PUCT Substantive Rule 23.66 and as may from time to time be reviewed by the PUCT in any proceeding. If the PUCT should determine in any proceeding that T Is available capacity sources exceed its capacity requirements, and on that basis by final order reduces TNP's recoverable cost of service (which includes the recovery of capacity purchases hereunder), then TNP may reduce the Contract Capacity hereunder to the extent such excess Capacity results from purchases made hereunder by an amount sufficient to enable TNP to achieve a Reserve Margin which the PUCT has determined to be reasonable and prudent.

     4.5 TNP and UCC recognize that TNP's decision to purchase energy hereunder is based on, and limited by, TNP's electric system energy requirements. If the PUCT determines in any proceeding that TNP's available energy sources exceed its energy requirements and on that basis, by final order, reduces TNP's recoverable cost of service, then TNP may reduce the Energy purchased hereunder so that TNP's energy purchases do not exceed its energy requirements.

     4.6 In the event that, under section 4.4 or 4.5 of this Agreement, reductions to the Contract Capacity or Energy requirements hereunder are made, then in such event or events UCC may upon thirty (30) days prior written notice to TNP, and within thirty (30) days following the date on which such regulatory action hereunder becomes final and unappealable terminate this Agreement without further obligation or liability, or renegotiate this Agreement with TNP to address such event(s).

V.   PRE-OPERATION PERIOD

     5.1 UCC shall make available to TNP site(s) to be used for the Interconnection Facilities and Special Facilities. The site(s) with easements shall be made available to TNP within three (3) months of signing this Agreement.

     5.2 UCC shall, at its sole expense, acquire and maintain in effect all permits and approvals, and complete or have completed all environmental impact studies necessary for the construction, operation and maintenance of the Qualifying Facility. UCC agrees to cooperate with TNP in the applications for permits required by TNP as contemplated herein.

     5.3 UCC agrees to grant, at no expense to TNP, all easements and rights-of-way necessary for TNP to install, operate, maintain, replace, and remove TNP's metering and Interconnection Facilities, including, but not limited to, adequate and continuous access rights to property owned or leased by UCC. TNP is limited to accessing UCC's property for purposes of construction, inspections, improvements and repairs. TNP agrees to abide by UCC's Health Safety and Environmental requirements while on UCC's plant site.

     5.4 UCC agrees to execute and deliver to TNP all documents TNP shall deem necessary to enable TNP to obtain and record such easements and rights-of-way.

     5.5 It is the responsibility of UCC to obtain all easements and access to land used for Interconnection Facilities. TNP is responsible for obtaining all transmission line easements and rights-of-way.

     5.6 UCC hereby grants to TNP all necessary licenses, rights-of-way and easements, including adequate and continuing access rights on property of UCC to install, operate, maintain, replace and/or remove the Special Facilities. UCC agrees to execute such other grants, deeds or documents as TNP may require to enable it to record such rights-of-way and easements, in a form reasonably satisfactory to TNP, for the construction, operation, maintenance, replacement or removal of TNP's equipment upon such property. TNP shall endeavor to acquire other necessary licenses, rights-of-way and easements for the Special Facilities on reasonable terms in accordance with its usual practices.

     5.7 UCC shall submit for TNP's review its construction, start-up and testing schedule for the Facility within thirty (30) calendar days after execution of this Agreement or thirty (30) days after completion by TNP of an interconnection study, whichever is later. UCC shall thereafter submit periodic progress reports in a form reasonably satisfactory to TNP and notify TNP of any changes to such schedules in a timely manner. TNP shall have the right to monitor the construction, start-up and testing of the Facility and UCC shall comply with all reasonable requests of TNP resulting therefrom.

     5.8 TNP shall perform an interconnection study at TNP's cost within a reasonable period of time after receipt of written application from UCC and under reasonable terms and conditions agreed upon by the parties. The interconnection study shall determine the Special Facilities and Interconnection Facilities and the estimated costs associated therewith. The parties shall enter into mutually satisfactory terms under which TNP shall construct Special Facilities in a timely manner, subject, however, to events beyond TNP's reasonable control, including, without limitation, time constraints incident to events of force majeure, in order that such Special Facilities will be available as of the date identified by UCC for start of deliveries hereunder or as soon thereafter as such Special Facilities can reasonably be constructed and readied for safe and reliable operation to receive the Energy and Capacity UCC is to deliver hereunder. TNP shall submit for UCC's review its construction, start-up and testing schedule for the Interconnection Facilities and Special Facilities within thirty (30) calendar days after execution of this Agreement or thirty (30) days after completion by TNP of an interconnection study, whichever is later. TNP shall thereafter submit periodic progress reports to UCC.

     5.9 UCC shall notify TNP in writing prior to (i) the initial energizing at the Point of Delivery, (ii) the initial parallel operation with TNP's system, and (iii) the initial testing of UCC's Facility . TNP and UCC shall agree on the dates and times of the foregoing and TNP shall have the right to have a representative present at such time.

     5.10 UCC may conduct such tests of the Facility from time to time, prior to Commercial Operations, as UCC in its discretion may deem appropriate. Subject to the limitations expressed in Section 5.10, if UCC desires TNP to take energy generated by the Facility during any proposed test, UCC shall notify TNP in writing within a reasonable time not less than three (3) days prior to such test. Such notice shall, at a minimum, include a description of the test, approximate time and duration of the test and approximate amount of energy intended to be delivered to TNP as a result of such test. For energy delivered during start-up and testing, TNP shall pay UCC at the rate, expressed in dollars per kilowatt-hour, as calculated based upon TNP's decremental cost of energy purchased, that is avoided by TNP due to the Qualifying Facility's delivery.

     5.11 UCC shall determine when the Facility is ready to commence Commercial Operations; provided however, TNP shall not be required to accept or pay for capacity and energy deliveries, including, without limitation, capacity and energy deliveries during startup and testing of UCC's generating unit(s), if in TNP's good faith judgment the Interconnection Facilities and/or Special Facilities are not sufficiently completed to accept or meter such deliveries or protect the public, TNP's employees, customers, or electrical system from damage or injury arising out of or in connection with the operation of uccls generating unit(s). TNP's agreement to accept capacity and/or energy shall not be construed as confirming or endorsing the design, construction, or operation of UCC's facility, or as a warranty of its safety, durability, or reliability. In the event TNP determines that the Interconnection Facilities are not sufficient to accept or meter capacity and energy deliveries, TNP shall give UCC prompt written notice of such fact. After such notification, TNP shall promptly take any actions it deems necessary to remedy any problem with the Interconnection Facilities which TNP installed or maintains.

     5.12 UCC shall provide TNP seven (7) days prior written notice that the Facility is ready to commence Commercial operations. The delivery requirements and the compensation provisions hereunder shall take effect on the first day of Commercial operation; provided, however, if commercial operations commence on a day other than the first day of a calendar month, the compensation provisions and delivery requirements hereunder shall be adjusted by mutual agreement of the parties, to account for the partial month of delivery.

VI.  EFFECTIVE DATE, TERM AND TERMINATION

     6.1 This Agreement is effective as of December 30, 1994, and shall continue in effect for an initial term of ten (10) years from the commencement of Commercial Operations.

     6.2 TNP reserves the right to i terminate this agreement, without prejudice to any other power, right or remedy it may have, if UCC should:

          1. Fail to deliver any Energy for 12 consecutive months after Commercial Operations have begun provided that such failure to deliver is not due to an act of or omission of TNP; or,

          2. Fail to commence construction of the Facility PAGE 19 by March 1, 1995, abandon construction of the Facility at any time after construction commences, or fail to commence Commercial Operations by May 15, 1996.

          3. Fail to maintain a Capacity Factor of 85% as addressed in Section III, provided that such failure is not due to an act or omission of TNP, except when TNP has arranged and provided standby power, or TNP could make up the capacity loss from its available resources; or, TNP and UCC negotiate a new Capacity Factor as addressed in Section III; or,

          4.   Fail to perform its obligations contained in Section XII.

     6.3 Should UCC default on this Agreement pursuant to Section VII or cancel this Agreement prior to its expiration or TNP terminates this Agreement pursuant to Section 6.2 above, then UCC will reimburse TNP for all Interconnection Costs and Special Facilities Costs incurred to date that have not been recovered to date by TNP. This will include any enhancements or modifications made to the Interconnection and Special Facilities. If any of the aforementioned items occur, the Power Sales Agreement is also nullified at that time.

     6.4 Should UCC cancel the Power Sales Agreement, or UCC no longer purchases power from TNP under the Power Sales Agreement, this Agreement is nullified. As such, UCC will reimburse TNP for all Interconnection Costs and Special Facilities costs incurred to date that have not been recovered to date by TNP. This will include any enhancements or modifications made to the Interconnection and/or Special Facilities. 6.5 TNP will remove at its expense all Interconnection Facilities and Special Facilities on UCC's land within one (1) year of the expiration or cancellation of this Agreement unless agreed otherwise.

VII. DEFAULT

     7.1 Should either party materially default in the performance of its obligations hereunder, or should UCC default in payment to TNP of any applicable tariff schedules, the nondefaulting party may suspend performance under this Agreement upon thirty (30) days written notice; and if the default continues for more than ninety (90) days after such written notice by the non-defaulting party, then the non-defaulting party may terminate this Agreement. No termination shall occur, however, if the defaulting party, at the end of said ninety (90) day period presents evidence to I the .1 non-defaulting party that satisfactory measures have been taken or are being taken to cure the default within the next one hundred and eighty (180) days. Section VI above further addresses termination by either party.

VIII. REPRESENTATION. WARRANTIES AND AGREEMENTS

     8.1 The Facility shall be operated and maintained in accordance with TNP's Specification of Qualifying Facility Interconnection and Safety Requirements attached hereto as Appendix C, and good and generally accepted utility standards with respect to synchronizing, voltage and reactive power control.

     8.2 UCC shall operate the Facility at the power factors and/or voltage levels reasonably prescribed by TNP's system dispatcher or designated representative, provided such factors or levels are within the Facility's design limitations. Without limiting the generality of the foregoing, the Facility shall generate such reactive power as may be necessary to maintain reactive area support.

     8.3 UCC shall during an Emergency supply such Capacity and Energy as the Facility is able to generate and TNP is able to receive. If UCC has previously scheduled an outage coincident with an Emergency, UCC shall make all reasonable efforts to reschedule the outage.

     8.4 Each party shall at all times conform to all applicable laws, ordinances, rules and regulations applicable to it. Each party shall give all required notices, shall procure and maintain all necessary governmental permits, licenses and inspections necessary for its performance of this Agreement, and shall pay all charges and fees in-connection therewith.

     8.5 UCC shall keep TNP's dispatcher informed, in the manner prescribed in the Operating Agreement, attached hereto as Appendix D, as to the daily operating schedule and generation capability of its Facility, including, without limitation, Forced Outage.

     8.6 UCC shall, within thirty (30) days following execution of this Agreement, submit a maintenance, schedule for the first year of the Facility's Commercial operations. Thereafter, UCC shall submit semi-annual maintenance schedules on July 1 and January 1. The January 1 schedule shall cover the period July 1 through December 31 of that same year, the July 1 schedule shall cover the period January 1 through June 30 of the following year. UCC shall furnish TNP with reasonable advance notice of any change in the schedule. TNP's ability to recognize and accept such notice is contingent upon any necessary scheduled backup power arrangements. TNP shall provide UCC reasonable advance notice of significant plans with respect to its system that may affect interconnection with the Facility.

     8.7 For any planned outages, UCC must submit written notice to TNP at least 50 days prior to the date UCC intends to begin the outage.

     8.8 UCC shall submit an annual forecast of the electric output which UCC expects to sell to TNP from the Facility. Such forecast shall be submitted to TNP within one (1) month after execution of this Agreement and thereafter annually by April 1 during the term of this Agreement. Each annual forecast shall express the anticipated electric sales on a monthly basis for the first two (2 years of the forecast and on an annual basis thereafter.

     8.9 UCC shall maintain an accurate and up-to-date operating log at the Facility with records of: real and reactive power production for each clock hour, changes in operating status, scheduled and Forced Outages and any unusual conditions found during inspections. TNP shall be permitted to inspect such operating log upon request and copies of such log shall be provided, if requested, within thirty (30) days of TNP's request.

IX.  CONTROL AND OPERATION OF QUALIFYING FACILITY; DISPATCHING

     9.1 UCC shall control and operate the Facility; except that TNP shall not be obligated to purchase or receive and may require UCC to reduce Energy deliveries in excess of UCC's internal usage, and from time to time, if: (i) an Emergency condition or situation exists; or (ii) TNP reasonably determines that it is necessary to construct, install, repair, replace, remove, investigate or inspect any part of its electrical system relating to the Qualifying Facility. TNP will make a reasonable effort to notify and coordinate such reductions with UCC; except that with respect to (ii) above, TNP shall provide UCC at least forty-eight (48) hours prior notice if practical. Any reduction required of UCC's Facility hereunder shall be implemented in a manner consistent with safe operating procedures.

     9.2 In addition to the rights to reduce Energy deliveries granted to TNP in the preceding Section 9.1, TNP shall not be obligated to purchase or receive and may require UCC to reduce Energy deliveries at any time from time to time, if in TNP's judgment: i) reduction of deliveries is required pursuant to Section 23.66 of the Substantive Rules of the PUCT; or ii) a reduction is necessary because of minimum loading conditions or other operational conditions on TNP's system. TNP shall furnish Qualifying Facility with reasonable notice of reductions directed under this Section 9.2. Reasonable notice of any reduction is as follows:

          The reduction of generation shall be based upon the requirements of TNP at the time of the requested reduction. UCC agrees to reduce output to a level specified by TNP at the time of notice in order to meet and not exceed TNP's requirements.

     9.3 UCC shall employ operators or dispatchers for monitoring the Facility and for coordinating operations of the Facility with TNP's system. UCC shall ensure that operators or dispatchers (or an alternate contact if the Facility has been shut down) are on duty at all times, twenty-four
          (24) hours a day and seven (7) days a week.

     9.4 The parties recognize that TNP is a member of ERCOT and may in the future become a member of other reliability councils or power pools, and to ensure continuous and reliable electric service, TNP operates its system in accordance with the operating criteria and guidelines of ERCOT or other reliability councils or their equivalent where applicable.

     9.5 The load-break disconnect switch(es) provided by UCC may be secured by TNP and operated by TNP without prior notice to UCC in the event of either of the following circumstances provided that TNP uses its best efforts to notify UCC in advance:

          a)   An Emergency that requires immediate disconnection.

          b) An immediate hazard to life or property caused by UCC. TNP will notify UCC of its intent to open the switch if:

          a) The operation of UCC's Facility is interfering with electrical service to other TNP customers or interfering with, the operation of TNP-owned equipment. UCC's Facility will be reconnected by TNP to TNP's electrical system when UCC makes the necessary changes so that the Facility will no longer be interfering with electrical service to other TNP customers. UCC will cooperate with TNP in any disconnection procedure that is necessary to investigate and determine the cause of problems on TNP's system.

          b)   It is necessary to assure the safety of TNP personnel.

          c)   Suspension of service is required under order of the PUCT.

     9.6 The notification required above shall be given to UCC's Facility plant manager or to any other employee designated in writing by the plant manager. The Facility plant manager is hereby designated to be:

                               Colleen Robisheaux
                                  P.O. Box 471
                              3301 5th Avenue South
                          Texas City, Texas 77592-0471

     The name, title or address of the Facility plant manager designated in this
     Section 9.6 may be changed by written notification from UCC to TNP in accordance with the provisions of Section XVIII.

     9.7 Without limiting the generality of the foregoing, TNP's dispatcher may require UCC's Facility operator or dispatcher to raise or lower production of Energy generated by the Facility to maintain safe and reliable load levels and voltages on TNP's transmission system; provided, however, any changes in the level of electric output required of Facility hereunder shall be implemented in a manner consistent with safe operating procedures and within the Facility's design limitations.

     9.8 UCC shall operate the Facility with its speed governors and voltage regulators in service whenever the Facility is connected to or operated in parallel with TNP's electric system. UCC shall not cause its Facility to automatically or instantaneously disconnect from TNP's system or trip any generating unit comprising the Facility on account of abnormal frequency conditions unless the frequency of TNP's system is below that stated in the Operating Agreement provided in Appendix D.

     9.9 UCC shall notify TNP prior to making any modifications to the interconnection between UCC's Facility and TNP. UCC must receive approval from TNP, which approval shall not be unreasonably withheld, prior to proceeding with such modifications. UCC shall permit TNP at any time to install or modify any equipment, facility or apparatus which is reasonably necessary to protect the safety of TNP employees or to assure the accuracy of TNP metering equipment, the reasonable cost of which shall be paid for by TNP.

     9.10 UCC agrees to the terms and  conditions  detailed  in  Appendix C, the
          Specification  of  Qualifying  Facility   Interconnection  and  Safety
          Requirements.

X.   INTERCONNECTION AND SPECIAL FACILITIES

     10. 1 Following execution of this Agreement and receipt by TNP of necessary rights-of-way and easements, TNP shall design, construct, and install the Interconnection Facilities and Special Facilities at TNP's expense with a target completion date of twelve (12) months after the signing of this Agreement, and no later than May 1, 1996 as long as this Agreement has been signed by May 1, 1995. TNP will operate, and maintain all Interconnection Facilities in accordance with TNP's Specification of Qualifying Facility Interconnection and Safety Requirements included as Exhibit C attached hereto, and perform all work necessary to economically, reliably and safely connect Qualifying Facility to the Point of Delivery. The One-Line Diagram, provided as Appendix B attached hereto, details the Interconnection facilities and the Point of Delivery. An estimate of all costs to construct the Interconnection Facilities is included in the attached Appendix A. TNP shall own and maintain all Interconnection Facilities.

     10.2 UCC shall comply with all reasonable TNP requirements as to: (i) the design, installation, purchase, operation and maintenance of all equipment necessary to connect UCC's Qualifying Facility to TNP's system and (ii) the protection of TNP's system, employees and customers from damage or injury arising out of or in connection with operation of Qualifying Facility.

     10.3 TNP shall have the right to review the specifications for the Facility, including, without limitation, improvements, additions, modifications, replacements or other changes to equipment, electrical drawings and one-line diagrams, provided however that for the purpose of this Section 10.3 only, the definition of Facility shall exclude equipment that consumes process steam or thermal energy produced by the Facility and/or equipment that produces fuel resources for the facility. TNP's review of UCC's specifications, drawings and one-line diagrams shall not be construed as confirming or endorsing the design of such Facilities, or as a warranty of the safety, durability or reliability thereof.

     10.4 TNP shall evaluate, design, install, own, operate and maintain all Special Facilities and perform all work necessary to economically, reliably and safely connect TNP's existing system to UCC's Facility at the Point of Delivery in order to accept and meter the electrical output of the Qualifying Facility sold hereunder.

     10.5 UCC shall furnish, install and maintain clearly labeled load-break disconnect switch(es) approved by TNP in a visible, outside, readily-accessible location for the purpose of isolating the Qualifying Facility's generation from the TNP system. Such disconnect switch(es) must be of a securable type and capable of disconnecting the Qualifying Facility's generator from TNP's electrical system without interruption to other types of services provided to the QF by TNP. UCC shall provide a drawing as part of Appendix B showing the exact location of the disconnect switch(es). Ingress and egress to the disconnect switch(es) shall be provided to TNP personnel at all times by UCC.

     10.6 TNP or its designated representative shall have the right to monitor the construction, start-up and testing of the equipment related to the generation, control and transmission of Capacity and Energy by the Qualifying Facility at such times as may be reasonably agreed upon by the parties, and UCC shall comply with all reasonable requests of TNP relating thereto. TNP's review and monitoring shall not be construed as confirming or endorsing the scheduling, construction, start-up or testing of UCC's equipment, or as a warranty of its safety, durability, or reliability.

     10.7 The parties recognize that from time to time certain improvements, additions or other changes in the Interconnection Facilities and/or Special Facilities may be required by TNP for the economical, reliable and safe operation of the Qualifying Facility in parallel with TNP's system. Such changes shall be made at TNP's expense.

     10.8 The parties recognize that from time to time certain modifications, additions, replacements or other changes ("System Modifications") in TNP's transmission and distribution system may be necessary to economically, reliably and safely integrate UCC's Qualifying Facility and the qualifying facilities of other cogenerators into TNP's system. These modifications, additions, and replacements shall be made at TNP's expense. if any System Modification is required to integrate the Qualifying Facility, TNP shall design, install, own, operate and maintain such System Modifications.

XI.  METERING

     11.1 UCC shall supply at its own expense, a suitable location acceptable to TNP for all meters and associated equipment.

     11.2 TNP shall maintain at its expense all necessary meters and associated equipment (including, without limitation, generation metering and telemetering equipment) utilized for measuring Energy deliveries and for determining TNP's payments to UCC.

     11.3 UCC shall permit TNP employees to enter upon its premises at any reasonable time for the purpose of inspecting and/or testing or witnessing the testing of the accuracy of the metering equipment. TNP agrees to abide by UCC's Health Safety and Environmental requirements while on UCC's plant site.

     11.4 TNP's meters and associated current transformers installed pursuant to this Agreement shall be tested by TNP, at TNP's expense, at least once each year and at any reasonable time upon requests by either party, at TNP's expense. UCC shall be afforded an opportunity to be present during all testing and shall be furnished 'all testing results on a timely basis if requested.

     11.5 If the meter test(s) conducted under Section 11.4 above results in an inaccuracy in measurement of Energy in excess of one percent (1%), any affected meter(s) shall be recalibrated to within 1% accuracy and payments hereunder shall be retroactively adjusted for (i) the actual period during which inaccurate measurements were made, if the period can be determined, or if not, (ii) the period immediately preceding the test of the meter equal to one-half the time from the date of the last previous test of the meter, but not exceeding six (6) months.

     11.6 If, for any reason, any meter(s), or metering equipment is out of service or out of repair, so that the amount of Energy delivered cannot be ascertained or computed from the readings thereof, the Energy delivered during the period of such outage shall be estimated and agreed upon by the parties hereto upon the basis of the best data available.

XII. PAYMENT AND BILLING

     12.1 Energy delivered and Capacity made available shall be calculated in accordance with the information collected by metering as defined in
          Section XI.

     12.2 The monthly payment to UCC consists of two (2) components: Energy and Capacity. The total payment to UCC equals the sum of the two (2) components. Payment = Energy Payment + Capacity Payment = EP + CP

     12.3 For each kilowatt hour of Energy delivered to TNP, TNP shall pay UCC an energy payment actually avoided. The payment is described by the following formula: EP = KWH * ER where EP = monthly energy payment KWH = the kilowatt hours delivered to TNP for a month, provided that such deliveries do not exceed the amounts scheduled by TNP or amounts required by TNP. ER = 99% of the energy cost that TNP actually avoided purchasing from TNP's energy supplier during the billing period as a result of energy deliveries made hereunder. This is calculated in $/KWH to a precision of six (6) decimal places using conventional rounding,

     12.4 TNP shall pay UCC a Capacity Payment as described by the following formula: CP = (CC * $5.75/KW) + (AC * ADR) where CP = Monthly Capacity Payment CC = Contract Capacity AC = Avoided Capacity is the monthly capacity that TNP actually avoids establishing on a wholesale tariff from TNP's supplier serving the Texas City area. This kW amount is determined by taking the total capacity load of the Qualifying Facility at the time of TNP's peak on the wholesale supplier and subtracting out the Internal Usage Capacity at that time. ADR = (WCR * 95%) where ADR = Avoided Demand Rate WCR = Wholesale Capacity Rate is the rate expressed in $/kW (kVa) charged by the wholesale supplier in the Texas city area.

     12.5 TNP shall read UCC's meter monthly at such time as the Parties shall agree TNP shall send a statement and make a payment on or before the 20th day after the meter is read subject to the condition that UCC shall make its payment to TNP for electrical service during the corresponding period on the same day as TNP's payment to UCC hereunder. The billing statement will show the hourly kilowatt-hours of Energy delivered at the Point of Delivery, the total kilowatt-hours delivered, the duration of the billing period (in clock hours), the Contract Capacity, the monthly capacity, UCC's Internal Capacity Usage, the total amount due UCC and, upon request, any other data reasonably pertinent to the calculation of the Energy Payment and Capacity Payment.

     12.6 Any payments required or authorized herein shall be deemed given when made in writing and delivered or mailed with sufficient postage to the following addresses of the parties:

           (a)      If to UCC:
                (i)      to - Union Carbide Corporation
                         Sammie Lehman
                         3301 5th Avenue South
                         P.O. Box 471
                         Texas City, Texas 77592-0471

           (b)     If to TNP:

                (i)      to - Texas-New Mexico Power Company
                         Manager - Customer Accounting
                         4100 International Plaza
                         Fort Worth, TX 76109

                               OR
                         P.O. Box 2943
                         Fort Worth, TX 76113

     12.7 Any service that UCC requests from TNP will be provided to UCC according to the applicable TNP tariff on file with the PUCT.

XIII. INSURANCE

     13.1 During the term of this Agreement, UCC shall procure, pay premiums for and maintain in full force and effect the insurance coverage's described below for its own benefit:

          1. (a) Worker's Compensation Insurance as required by the laws of the State of Texas, and (b) Employer's Liability with limits of not less than $100,000 each accident, both to include any other statutory or federal coverage if applicable; and

          2. Comprehensive General Liability Insurance,, including coverage for (a) premises/operations, (b) independent contractor, (c) products and completed operation, (d) broad form contractual liability, (e) broad form property damage and, (f) explosion, collapse and underground damage exclusion deletion, all with limits of not less than $1,000,0000 each occurrence, $1,000,000 aggregate for bodily injury and with limits of not less than $500,000 each occurrence, $500,000 aggregate for property damage; and

          3. Excess umbrella Liability Insurance with limits of not less than $10,000,000 each accident or occurrence and $10,000,000 annual aggregate, in excess of the underlying limits and terms as set forth in this Section 13.1.

     13.2 Each insurance policy provided by UCC shall include the following:

          1. At least thirty (30) days' prior written notice of cancellation or material change will be provided to TNP hereto.

          2.   A waiver of subrogation in favor of TNP, its affiliated  entities
               and  their  officers,   directors,  agents,   subcontractors  and
               employees.

     13.3 UCC shall provide certificates of insurance evidencing the insurance coverage's required to be maintained prior t@ execution of this Agreement.

     13.4 Upon mutual agreement of the parties, not to be unreasonably withheld, UCC may provide adequate self insurance in lieu of the requirements set forth in Section 13.1 through 13.3.

XIV. LIABILITY, NONCOMPLIANCE AND GUARANTEES

     14.1 Neither party shall hold the other party (including its corporate affiliates, parent, subsidiaries, directors, officers, employees and agents) liable for any claims, losses, costs and expenses of any kind or character (including, without limitation, loss of earnings and attorneys' fees) on account of damage to property of TNP or UCC in any way occurring incident to, arising out of, or in connection with a party's performance under this Agreement.

     14.2 TNP and UCC shall each be responsible for the safe installation, repair and condition of their respective lines and appurtenances on their respective sides of the Point of Delivery. TNP and UCC will each protect and indemnify the other (including its corporate affiliates, parent, subsidiaries, directors, officers, employees and agents) from and against any liability or loss (including reasonable expenses and attorneys I fees) because of bodily injury or property damage to a third party arising out of TNP's or UCC's respective responsibilities as stated herein; except that neither shall be obligated to indemnify the other for injury or damage (a) caused solely by the negligence of the other or, (b) caused by an employee of the party seeking indemnity, tampering with or attempting to repair or maintain any facilities of the party from whom indemnity is sought, or, (c) to the extent caused @y the concurrent negligence of the other party.

     14.3 An undertaking by one party to the other party under any provision of this Agreement shall not constitute the dedication of such party's system or any portion thereof to the public or to the other party and any such undertaking shall cease upon termination of the party's obligations herein.

     14.4 In performing under this Agreement, each party relative to the other, shall operate as or have the status of an independent contractor and shall not act as or be an agent, servant, or employee of the other party.

     14.5 The parties shall negotiate the terms and conditions under which TNP will be provided the opportunity to acquire the Facility installation before the installation is offered to another purchaser in the event of its abandonment.

     14.6 Under no circumstances shall either party, or their respective affiliates, directors, officers, employees and agents, or any of them, be liable to the other party for any indirect, special or consequential damages.

     14.7 Any waiver at any time by either party of its rights with respect to a default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall not be deemed waiver with respect to any subsequent default or other matter.

     14.8 This Section XIV shall survive termination of this Agreement for a period of two (2) years after the effective date of termination. XV. TAXES

     15.1 All present or future federal, state, municipal or other lawful taxes applicable by reason of the sale of Energy or Contract Capacity shall be paid by UCC. XVI. CHOICE OF LAW

     16.1 This Agreement shall be interpreted, construed under and governed by the laws of the State of Texas or the laws of the United States, as applicable. The parties hereby submit to the jurisdiction of courts located in, and venue is hereby stipulated in Travis County, Texas.

XVII. MISCELLANEOUS PROVISIONS

     17.1 Neither party shall assign this Agreement or any portion thereof without the prior written consent of the other party which consent shall not be unreasonably withheld, provided, however, such consent shall, not be required prior to an assignment to a parent, subsidiary or affiliated corporation; but provided, further that: (i) any assignee shall expressly assume assignor's obligations hereunder; (ii) no such assignment shall impair any security given by UCC hereunder; and (iii) unless expressly agreed by the other party in writing, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform.

     17.2 The failure of either party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.

     17.3 The headings contained in this Agreement are used solely for convenience and do not constitute a part of the agreement between the parties hereto, nor should they be used to aid in any manner in the construction of this Agreement.

     17.4 Neither party is to make an announcement or release information concerning this agreement unless; (i) such announcement or release has been submitted to and approved in writing by the other party or; (ii) such information is released in order to comply with any statutes, laws, regulations, or orders issued by any authority legally empowered to compel compliance or having jurisdiction over either party to this Agreement.

     17.5 Each party shall designate, by written notice to the other party, a representative who is authorized to act in its behalf in the implementation and administration of this Agreement provided that the Authorized Representative shall have no authority to modify any of the provisions of this Agreement. Either party may at any time change the designation of its Authorized Representative by written notice to the other party.

     17.6 This Agreement and any amendments agreed to by both TNP and UCC hereto, shall at all times be subject to such changes or modifications as shall be ordered from time to time by any regulatory authority or court having jurisdiction to require such changes or modification including, without limitation, all successor tariffs and schedules to the tariffs and schedules which apply to this Agreement at the time of its execution.

     17.7 This Agreement sets forth the entire understanding and agreement between the parties hereto and supersedes and replaces any prior understandings, warranties, representations, agreement or statements (written or oral) of intent relating to the subject of this Agreement. Any modification or other alteration of this Agreement by the parties shall be effective only if set forth in writing as an amendment hereto and signed by both parties.

XVIII. NOTICES

     18.1 Except as otherwise provided herein, notices, demands or requests required or authorized herein shall be deemed given when made in writing and delivered or mailed with sufficient postage to the following addresses of the parties:

          (a)     If to UCC:
                  (i) to      Union Carbide corporation
                              Attn: Colleen Robisheaux
                              P.O. Box 471
                              3301 5th Avenue South
                              Texas City, Texas 77592-0471

          (b)     If to TNP:

                  (i) to      Texas-New Mexico Power Company
                              Attn: Assistant Vice President
                              Resource Acquisition
                              4100 International Plaza
                              Fort Worth, TX 76109
                                       OR
                                 (P. 0. Box 2943
                              Fort Worth, TX 76113)

     18.2 The names,  titles,  and addresses of either party  designated in this
          Section XVIII may be changed by written notification to the other party. Notices during a system emergency or operational circumstances may be made in person or by telephone in accordance with Appendix D.

XIX. STANDBY POWER:

     19.1 For the purposes of this Agreement, Standby Power shall mean capacity and energy as applicable, not to exceed the level of Contract Capacity, necessary for TNP's system which cannot be supplied from UCC's resources due to outages of UCC's generation or failure of Qualifying Facility to deliver Capacity and Energy as provided for in this Agreement.

     19.2 In order to qualify for Scheduled Maintenance Service, UCC will meet the following conditions:

          .1 UCC will submit written notice to TNP at least 50 days prior to the date UCC intends to do Scheduled Maintenance Service.

          .2 UCC shall be limited to a maximum of six (6) periods of scheduled maintenance which may not, in the aggregate, include more than 60 days in a calendar year and must be scheduled, with TNP's approval, far the months of January, February, March, April, November, and/or December or at such other times and/or for such other periods as may be mutually acceptable.

     19.4 During periods of Forced Outage or failure of UCC's power production equipment, TNP will obtain Standby Power for a maximum of two (2) consecutive months. Should the outage period exceed two (2)/'months, UCC must provide in writing to TNP's satisfaction, a detailed description of the events causing the Forced outage, at which time TNP will determine what further arrangements may be necessary.

     19.5 During periods of Forced Outage of UCC's Facility, UCC will be billed for Internal Usage in the amount, if any, that TNP's energy cost (per
          Section 12.3 of this Agreement) is greater than the energy charge that TNP incurs to replace it. TNP will credit its monthly purchase power bill from UCC to reflect this charge.

     19.6 It is understood by the parties hereto that TNP may be unable to obtain Standby Power for the full term of this contract. The parties also recognize that TNP's ability to secure Standby Power for the Qualifying Facility is solely dependent upon the availability from other suppliers. TNP agrees PAGE 4 1 that it will deliver notice to UCC when its standby supplier has given TNP notice of intention to cancel standby service with TNP. Such notice to UCC shall be given within two weeks of the time notice from the supplier is received by TNP. The notice to UCC shall be written, and contain, at a minimum, information sufficient to inform UCC of the date upon which the standby service to TNP will cease.

     19.7 UCC must submit to TNP records showing, to TNP's satisfaction, what part of UCC's metered Ova in any month was due to Standby Power, for either Maintenance and/or Back-up service. These records must include an hourly profile of the Standby Ova. UCC must notify TNP in writing within forty-eight (48) hours of each start of and end of a period of using standby power, whether for maintenance or back-up service.

     19.8 Qualifying Facility taking Standby Power on a stand-alone basis need not submit hourly profiles.

     19.9 Qualifying Facility taking Standby Power in conjunction with other service, where KWH usage for Standby Power cannot be determined from metered information, the KWH usage will be based on the schedule of Standby Ova which will be assumed to be taken at the average power factor of the total load at that time.

     19.10Standby Power provided by TNP to UCC under this contract, is subject to the term of this agreement.

XX.  FORCE MAJEURE

     20.1 The term force majeure, as used herein, means causes beyond the reasonable control of, and without the fault or negligence of the party claiming force majeure, including, without limitation, acts of God, sudden actions of the elements, such as floods, hurricanes or tornadoes, and action by federal, state, municipal or any other government or agency, sabotage, war or riots.

          1. The term force majeure does not include any full or partial curtailment in the electric output of the Facility which is caused by or arises from the act or acts of any third party including, without limitation, any vendor or supplier of UCC, unless such act or acts is itself excused by reason of force majeure.

          2. The term force majeure does not include any full or partial curtailment in the electric output of the Facility that is caused by or arises from a mechanical or equipment breakdown, unless such breakdown is caused by acts of God, sudden actions of the elements such as floods, hurricanes or tornadoes, sabotage, war or riots. 3. The term force majeure does not include changes in market conditions that affect the cost of UCC's supply of fuel or alternate supplies of fuel or that affect demand for UCC's products.

     20.2 If either party because of force majeure is rendered wholly or partly unable to perform any of its obligations under this Agreement (including, without limitation, as to the Qualifying Facility, the obligations of the Qualifying Facility set forth in Section 6.2 hereof), that party shall be excused from whatever performance is affected by the force majeure to the extent so affected provided that:

          .1   The  non-performing   party,  within  two  (2)  weeks  after  the
               occurrence of the force majeure, gives the other party written notice describing the particulars of the occurrence.

          .2 The suspension of performance is of no greater scope and of no longer duration than is required by the force majeure.

          .3 The non-performing party uses its best reasonable efforts to remedy its inability to perform.

          .4 When the non-performing party is able to resume performance of its obligations under this Agreement, that party shall give the other party written notice to that effect.

     20.3 Force majeure conditions shall be reflected in the Capacity Payment in accordance with Section XII hereof.

     20.4 Except as otherwise provided, a Forced Outage does not relieve either party of any of its obligations under this Agreement. XXI. ENTIRETY

     21.1 This Agreement is intended by the parties as the final expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement with respect to the Energy and Capacity sold and purchased and the construction, operation and maintenance of the Interconnection Facilities that are required to provide a means for the transfer of power and energy generated by the Qualifying Facility to TNP's electrical system. All prior written or oral understandings, offers or other communications of every kind pertaining to the sale of Energy and Capacity hereunder to TNP by UCC are hereby abrogated and withdrawn. TS 22.1 This Agreement may be amended only in writing and upon mutual agreement of the parties. Any amendment hereafter made by mutual agreement of the parties shall not be effective unless and until approved by the PUCT.

XXIII. COUNTERPARTS

     23.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same Agreement.

XXIV. REMEDIES CUMULATIVE AND CONCURRENT

     24.1 The duties, covenants, conditions, obligations and warranties of the Parties as provided in this Agreement are the joint and several obligations of the Parties and the successors and transferees of the Parties.

     24.2 No right or remedy of either Party as provided in this Agreement or the schedules, rules and regulations of TNP is exclusive; every right or remedy of either Party as provided in this Agreement or the schedules, rules and regulations of TNP will be cumulative and concurrent, with every other right or remedy, now or subsequently existing, as provided in this Agreement or the schedules, rules or regulations of TNP, at law, in equity or by statute or regulation. Every right or remedy of either party may be pursued separately, successively or together against either Party, or against the successors or assigns of either Party or any one or more of them, in the sole and absolute discretion of either Party, and may be exercised as often as occasion for the pursuit arises and from time to time as either Party may deem expedient, in the sole and absolute discretion of either Party. XXV. SIGNATURE CLAUSE

     25.1 The signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the party for whom they sign.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this the 30th day of December, 1994, in multiple counterparts.

Attest:                                _______________________________



______________________________      By:_______________________________
Secretary

                                 Title:_______________________________

                                 Date:________________________________


Attest:                                TEXAS-NEW MEXICO POWER COMPANY



______________________________     By:_________________________________
Assistant Secretary                      Assistant Vice President -
                                  Title:   Resource Acquisition & Management


                                 Date:________________________________